Exhibit 99.1

BLAST ENERGY SERVICES ACHIEVES SHAKEDOWN OF RIG
WITH INITIAL FIELD DEPLOYMENT

Houston, Texas - April 20, 2006 - Blast Energy Services (OTC: BESV) is completing its first field test using its new abrasive fluid jetting (AFJ) technology on a well located in Many, Louisiana for Oracle Operating Company. The Blast Rig #1 successfully demonstrated the ability to cut through the steel well casing at approximately 3,000 feet of vertical depth. The Company was also successful in shaking down the major systems of the rig but encountered several items in need of repair and identified others that need design improvements. As a result, an attempt to jet a large bore perforation into the target formation was postponed until after repairs to the hydraulic system and injector head can be made.

“Achievement of the rig’s first job clearly confirms the high potential of our abrasive jetting technology for many kinds of steel and reservoir cutting situations,” said David M. Adams, President & Co-CEO of Blast Energy Services, Inc. “The field shakedown process has demonstrated the need to make some equipment repairs and design improvements prior to deploying the rig for full commercial operations.”

The majority of the rig’s systems worked very well in its first down-hole application, especially the newly-designed, proprietary Formation Access Tool. The Blast Operations team also performed exceptionally well in rigging up the equipment and in operating the abrasive cutting system. Great strides were made in improving operating efficiency and effectiveness of this prototype rig. Conversely, the coil tubing injector head and the hydraulic control systems did not perform at expected industry standards. Improvements to both of these systems will be addressed in a coil tubing fabrication yard, where the Company will obtain an independent evaluation of the rig’s major systems. Blast has also identified two main design improvements associated with how the wellhead equipment can be more efficiently rigged up and how we can more effectively deploy the cutting equipment into the well bore. The Company will issue a cost and timing estimate upon completion of the independent rig evaluation. No changes or repairs are planned for the Rig’s proprietary equipment.

“While we are very pleased with Blast’s state-of-the-art technology, as well as their personnel, we were obviously disappointed at the inability to laterally jet into our target formation during this initial deployment,” said Alex McCullough, President of Oracle Operating. “Oracle is eagerly anticipating the re-deployment of the Blast Rig and it is our belief that the AFJ technology will have significant positive results.”

The AFJ rig technology is built upon a conventional coiled tubing unit and has a surface working pressure of 20,000 pounds per square inch. It employs a specialized mixing tank and proprietary delivery system to reach working depths of 8,000 feet. Blast Energy and Alberta Energy Partners jointly own the AFJ technology, which has many potential applications within and outside the energy industry. Upon successful deployment and customer acceptance of the services provided by Blast Rig #1, the Company may order construction to commence on as many as three additional rigs. Based upon an average five-day working week, the Company estimates that each rig should generate gross revenues of $6 million per year. With this new technology, Blast is now capable of offering a product line that includes casing milling, large bore and medium reach perforations, lateral jetting, and specialty well completion services such as the use of propants and acid treatments.

About Blast Energy Services, Inc.
Blast Energy Services, Inc. is a publicly traded company based in Houston. Our mission is to substantially improve the economics of existing oil and gas operations through the application of our worldwide licensed and proprietary technologies.  Using specially fabricated mobile drilling rigs we intend to operate a commercially viable energy service business, including: specialty casing cutting, perforation, fracturing services and lateral drilling with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production.  This service should provide oil and gas producers with an attractive, lower cost alternative to existing well stimulation or horizontal drilling services.  Additionally, we are providing satellite services to oil and gas producers.  This service allows them to monitor and control well head, pipeline or drilling operations through low-cost broadband data and voice services from remote operations where conventional land based communication networks do not exist or are too costly to install.    Please visit our website: www.blastenergyservices.com.

Safe Harbor Statement
Any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund rig construction or growth, adequate liquidity to manage operations and debt obligations, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon lenders, contractors and vendors, the ability of Blast Energy Services’ customers to pay for our services, together with such other risk factors as may be included in the Company's filings on Form SB-2 and its periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS:  Blast Energy Services, Inc.
John MacDonald
(281) 453-2888 or
(713) 725-9244
e-mail: jmacdonald@blast-es.com